Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-3 File No. 333-213781) and related prospectus of Höegh LNG Partners LP for the registration of common units representing limited partnership interests, other classes of units representing limited partnership interests, options, warrants, rights and debt securities that may be issued and sold by the Partnership or, in the case of common units, sold by the selling unitholder and to the incorporation by reference therein of our reports (i) dated April 28, 2016, with respect to the consolidated and combined carve-out financial statements of Höegh LNG Partners LP included in its Annual Report on Form 20-F for the year ended December 31, 2015, (ii) dated April 28, 2016, related to the combined financial statements of SRV Joint Gas Ltd. and SRV Joint Gas Two Ltd., included in the Annual Report on Form 20-F of Höegh LNG Partners LP for the year ended December 31, 2015 and (iii) dated September 26, 2016 with respect to the combined carve-out financial statements of Höegh LNG FRSU III Ltd. and Höegh LNG Cyprus Limited included in the Report on Form 6-K of Höegh LNG Partners LP dated September 26, 2016, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway

November 10, 2016